EXHIBIT 99.1

American Financial Group Announces

Agreement to Sell Puerto Rico Subsidiary, and

Increased Earnings Guidance

Cincinnati, Ohio - December 19, 2005 - American Financial Group, Inc. (NYSE/NASDAQ: AFG) today announced that its 82% owned subsidiary, Great American Financial Resources, Inc. ("GAFRI"), has reached an agreement to sell Great American Life Assurance Company of Puerto Rico ("GA-PR") to Triple-S Management Corporation, also of Puerto Rico. The sale is expected to close in the first quarter of 2006, subject to customary conditions including regulatory approvals. AFG does not expect to record a material after-tax gain or loss on the sale.

S. Craig Lindner, GAFRI's Chief Executive Officer and AFG Co-CEO, commented "Our investment in Great American Life of Puerto Rico has been very profitable and represents another example of our ability to create shareholder value through successful acquisitions. Since its acquisition in 1997 for approximately $50 million, we have recorded more than $81 million in GAAP earnings from GA-PR. We expect this transaction to be dilutive to AFG's annual operating earnings by about $0.07 to $0.10 per share until the proceeds are reinvested in an acquisition or otherwise deployed at appropriate returns. However, we believe the sale provides us with significant capital to invest in GAFRI's core U. S. operations and allows the company to focus on its expertise in the annuity, supplemental and life insurance operations. Each of these core lines of business is projected to produce operating earnings growth in 2006. Following the sale of Great American Life of Puerto Rico, we expect GAFRI to have approximately $200 million of excess capital available for acquisitions, organic growth, or other transactions designed to increase shareholder value. The financial strength and liquidity of both GAFRI and AFG have never been higher. GAFRI is currently pursuing several opportunities to grow its core lines of business organically and through acquisitions."

AFG also announced that it is pursuing the commutation of certain residual value exposures within its property and casualty insurance operations as part of a current strategic review of its residual value business. In addition, AFG expects greater than anticipated profits from its crop insurance businesses in the fourth quarter of 2005.

Carl H. Lindner III, AFG Co-CEO, stated "While our operating results are generally developing as expected for 2005, we are revising our earnings guidance to between $3.65 and $3.70 per share to reflect an adverse effect from the pending commutation and better than expected crop results." Management's previous guidance was between $3.55 and $3.70 per share. Guidance excludes the benefit from real estate and asset sales as well as the impact of a 2005 third quarter asbestos and environmental reserve charge and, as disclosed today by GAFRI in its news release, any potential write-offs of deferred acquisition costs.

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Looking forward, Mr. Lindner III stated, "We are revising our earnings guidance upward for 2006 to between $3.80 and $4.15 per share from $3.70 and $4.00 per share. This change is primarily due to an improved outlook for our Specialty Financial Group as a result of the commutation of the residual value business, partially offset by the potential earnings dilution from the GA-PR sale. We now expect the Specialty Financial Group to achieve underwriting profitability beginning in the first quarter of 2006."

About American Financial Group, Inc.

Through the operations of the Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of retirement annuities, supplemental and life insurance products.

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate increases and improved loss experience.

Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: the unpredictability of possible future litigation if certain settlements do not become effective, changes in economic conditions including interest rates, performance of securities markets, the availability of capital, regulatory actions and changes in the legal environment affecting AFG or its customers, tax law changes, levels of natural catastrophes, terrorist activities, including any nuclear, biological, chemical or radiological events, incidents of war and other major losses, development of insurance loss reserves and other reserves, particularly with respect to amounts associated with asbestos and environmental claims, availability of reinsurance and ability of reinsurers to pay their obligations, trends in mortality and morbidity, competitive pressures, including the ability to obtain rate increases, and changes in debt and claims paying ratings.

Contact:	Anne N. Watson	Web Sites: www.afginc.com
	Vice President-Investor Relations	www.GreatAmericanInsurance.com
(513) 579-6652